UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No. __)
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EMS TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

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NEWS RELEASE Atlanta, Georgia February 16, 2011 Jennifer Grigas, EMS Media Relations 770.595.2448 (t) grigas.j@ems-t.com
On February 16, 2011, EMS Technologies, Inc. issued the following news release:
EMS TECHNOLOGIES NAMES DINO KOUTROUKI TO LEAD NEWLY FORMED
GLOBAL RESOURCE MANAGEMENT BUSINESS
New Business Combines Global Tracking and LXE Divisions
To Pursue Growing Opportunities In Solution-Sales
ATLANTA — Feb. 16, 2011 — EMS Technologies, Inc. (NASDAQ: ELMG) (“EMS”) today announced that Dino Koutrouki has been named to lead the Company’s new Global Resource Management (“GRM”) business. This business combines the Company’s LXE and EMS Global Tracking divisions to better meet growing demand for “in-transit visibility,” one of the Company’s most promising growth opportunities. Mr. Koutrouki previously headed the Company’s EMS Global Tracking division.
Neil Mackay, President and CEO, commented, “I believe that tighter strategic alignment between our divisions will drive collaboration and innovation, and open up new opportunities. The combination of LXE and EMS Global Tracking will enhance our leadership position in an emerging global market. We are delighted that Dino is taking on this new role. ”
Dino Koutrouki said: “LXE’s technology portfolio, including wide-area radios and rugged computers, will complement the satellite-tracking capabilities of EMS Global Tracking. We expect that this new GRM team will offer end-to-end solutions for greater in-transit visibility. We are excited about this market’s potential, and I look forward to working with this superb new organization.”
Mr. Koutrouki joined EMS in February 2009, following the Company’s acquisition of telematics solutions provider Satamatics Global Ltd. While at Satamatics, Mr. Koutrouki held various executive level positions of increasing responsibility, including Chief Executive Officer. Prior to Satamatics, Mr. Koutrouki spent 14 years in management with Marconi Group’s telecom data networking equipment business, now part of Ericsson.
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NEWS RELEASE (Continued) Atlanta, GA Feb. 16, 2011
About EMS Technologies, Inc.
EMS Technologies, Inc. (NASDAQ: ELMG) is a leading provider of wireless connectivity solutions over satellite and terrestrial networks. EMS keeps people and systems connected, wherever they are — on land, at sea, in the air or in space. Serving two broad market sectors — AeroConnectivity and Global Resource Management, EMS products and services enable universal mobility, visibility and intelligence.
www.ems-t.com
SOURCE: EMS Technologies
Forward-Looking Statements
Statements contained in this press release regarding the potential for various businesses and products are forward-looking statements. Actual results could differ materially from those statements as a result of a wide variety of factors. Such factors include, but are not limited to...
•	economic conditions in the U.S. and abroad and their effect on capital spending in our principal markets;

•	difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our results;

•	our successful completion of technological development programs and the effects of technology that may be developed by, and patent rights that may be held or obtained by, competitors;

•	U.S. defense budget pressures on near-term spending priorities;

•	uncertainties inherent in the process of converting contract awards into firm contractual orders in the future;

•	volatility of foreign currency exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, and on the cost structure of the our operations outside the U.S., as well as the potential for realizing foreign exchange gains and losses associated with assets and liabilities denominated in foreign currencies;

•	successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts;

•	changes in our consolidated effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada and other taxing jurisdictions may vary from expected taxable earnings, changes in tax laws, and the extent to which deferred tax assets are considered realizable;

•	successful transition of products from development stages to an efficient manufacturing environment;

•	changes in the rates at which our products are returned for repair or replacement under warranty;

•	customer response to new products and services, and general conditions in our target markets (such as logistics and space-based communications) and whether these responses and conditions develop according to our expectations;
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NEWS RELEASE (Continued) Atlanta, GA Feb. 16, 2011
•	the increased potential for asset impairment charges as unfavorable economic or financial market conditions or other developments might affect the estimated fair value of one or more of our business units;

•	the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own lines of avionics products;

•	the availability of financing for various mobile and high-speed data communications systems;

•	risk that unsettled conditions in the credit markets may make it more difficult for some customers to obtain financing and adversely affect their ability to pay, which in turn could have an adverse impact on our business, operating results and financial condition;

•	development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;

•	the demand growth for various mobile and high-speed data communications services;

•	our ability to attract and retain qualified senior management and other personnel, particularly those with key technical skills;

•	our ability to effectively integrate our acquired businesses, products or technologies into our existing businesses and products, and the risk that any such acquired businesses, products or technologies do not perform as expected, are subject to undisclosed or unanticipated liabilities, or are otherwise dilutive to our earnings;

•	the potential effects, on cash and results of discontinued operations, of final resolution of potential liabilities under warranties and representations that we made, and obligations assumed by purchasers, in connection with our dispositions of discontinued operations;

•	the availability, capabilities and performance of suppliers of basic materials, electronic components and sophisticated subsystems on which we must rely in order to perform according to contract requirements, or to introduce new products on the desired schedule;

•	uncertainties associated with U.S. export controls and the export license process, which restrict our ability to hold technical discussions with customers, suppliers and internal engineering resources and can reduce our ability to obtain sales from customers outside the U.S. or to perform contracts with the desired level of efficiency or profitability; and

•	our ability to maintain compliance with the requirements of the Federal Aviation Administration and the Federal Communications Commission, and with other government regulations affecting our products and their production, service and functioning.
Further information concerning relevant factors and risks are identified under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as well as other risks and uncertainties discussed under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the other periodic reports we have filed with the SEC.
Additional Information and Where To Find It
In connection with the proxy contest initiated by MMI Investments, L.P., the Company will be filing documents with the Securities and Exchange Commission (the “SEC”), including the filing by the Company of a proxy statement. Shareholders are urged to read the Proxy Statement for the 2011 Annual Meeting of Shareholders when it becomes available, as well as other documents filed with the SEC, because they will contain important information. The final Proxy Statement will be mailed to stockholders of the Company. Shareholders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the Company’s website (www.ems-t.com) under the heading “Investor Relations”, the SEC’s website at (www.sec.gov), or by contacting the Company at 770-729-6512.
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NEWS RELEASE (Continued) Atlanta, GA Feb. 16, 2011
Information Regarding Participants
The Company, its directors and certain of its officers and employees are participants in a solicitation of proxies in connection with the Company’s 2011 Annual Meeting of Shareholders. Each of the directors of the Company and each of the officers and employees of the Company who are participants in the solicitation are listed below, together with the number shares of common stock of the Company beneficially owned by each of these individuals as of January 31, 2011. This information has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission. Except as otherwise indicated, each person possessed sole voting and investment power with respect to the shares shown. In addition to the shares shown in the following table, the non-employee directors also hold non-voting deferred share units, acquired in lieu of all or a portion of their cash compensation; such deferred share units are summarized in the subsequent table.

		Amount of Shares
Name	Title	Beneficially Owned
John R. Bolton	Director	11,000	(1)
Hermann Buerger	Director	56,226	(1)
Joseph D. Burns	Director	3,000	(1)
John R. Kreick	Director	33,000	(1)
John B. Mowell	Chairman of the Board	99,448	(1)
Thomas W. O’Connell	Director	27,000	(1)
Bradford W. Parkinson	Director	38,000	(1)
Norman E. Thagard	Director	37,474	(1)
John L. Woodward, Jr.	Director	45,662	(1)
Neilson A. Mackay	Director and President and Chief
	Executive Officer	88,456	(1)
Gary B. Shell	Senior Vice President, Chief
	Financial Officer and Treasurer	41,413	(1)
Timothy C. Reis	Vice President and General Counsel	36,949	(1)
David M. Sheffield	Vice President, Finance and
	Chief Accounting Officer	10,557	(1)
Steven M. Newell	Vice President and General
	Manager, LXE	22,011	(1)
John C. Jarrell	Vice President and General
	Manager, Aviation	—
Nils A. Helle	Vice President and Chief of Staff	7,088	(1)
Constandino Koutrouki	Vice President and General
	Manager, EMS Global Tracking	7,125	(1)
Marion Van Fosson	Vice President and General
	Manager, EMS Defense and Space	79	(1)

(1)	Includes options that are currently exercisable or will be exercisable within 60 days in the amounts of 6,000 for Mr. Bolton, 44,000 for Mr. Buerger, 3,000 for Mr. Burns, 29,000 for Dr. Kreick, 32,000 for Mr. Mowell, 27,000 for Mr. O’Connell, 35,000 for Dr. Parkinson, 32,000 for Dr. Thagard, 44,000 for Mr. Woodward, 67,417 for Dr. Mackay, 32,750 for Mr. Shell, 29,492 for Mr. Reis, 8,167 for Mr. Sheffield, 9,442 for Mr. Newell, 6,025 for Mr. Helle, and 6,000 for Mr. Koutrouki. For Mr. Mowell, these totals also include 9,800 shares as to which he shares voting and investment power with a family member but disclaims beneficial ownership.
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NEWS RELEASE (Continued) Atlanta, GA Feb. 16, 2011
The following table sets forth the aggregate number of shares represented by the deferred stock units held by each current non-employee director, as of January 31, 2011:

Name	Shares Represented By Deferred Stock Units
John R. Bolton	1,524
Hermann Buerger	5,438
Joseph D. Burns	720
John R. Kreick	7,169
John B. Mowell	12,818
Thomas W. O’Connell	2,914
Bradford W. Parkinson	7,286
Norman E. Thagard	10,472
John L. Woodward, Jr.	10,926
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